Exhibit 10.8
AMENDMENT NO. 1
TO THE
RETIREMENT BENEFIT AGREEMENT
FOR
DAVID F. SMITH
          This Amendment No. 1 (the “Amendment”) is made as of September 8, 2005, by and between National Fuel Gas Company, a New Jersey corporation (“National”), National Fuel Gas Distribution Corporation, a New York corporation (“Distribution” and, together with National and each of National’s wholly owned subsidiaries, the “Company”), and David F. Smith (the “Executive”).
          WHEREAS, the Company and Executive are parties to the Retirement Benefit Agreement For David F. Smith, dated as of September 22, 2003 (the “Retirement Agreement”); and
          WHEREAS, the Company and Executive desire to amend the Retirement Agreement in order to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance promulgated thereunder, by providing that any amounts that could become payable to the Executive pursuant to the terms and conditions of the Retirement Agreement shall in no event be paid to him prior to the six month anniversary of his termination of employment.
          NOW, THEREFORE, in consideration of the mutual covenants contained therein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1. Amendment to Section 2(b)(ii). Section 2(b)(ii) of the Retirement Agreement is hereby deleted in its entirety and amended to read as follows:
     “(ii) Payment of Additional Retirement Benefit. If the Executive has not attained age 55 at the time of termination of employment, the additional benefit under this Agreement will be payable (1) under Section 2(b)(ii)(A) through August 1, 2008, and (2) under Section 2(b)(ii)(B) commencing on September 1, 2008. If the Executive has attained age 55 at the time of termination of employment, the additional benefit under this Agreement will be payable solely under Section 2(b)(ii)(B) commencing on the later of the first day of the first month following the six month anniversary of such termination and September 1, 2008:
          (A) Payments Prior to Age 55. An amount equal to 1/12 of the Contractual Benefit Base will be paid to the Executive on the first day of each month commencing on or after the six month anniversary of his termination of employment and ending on (and including) August 1, 2008. In addition, any amounts that would have otherwise been payable to the Executive under this Section 2(b)(ii)(A) had the payments hereunder commenced on the first day of the first month following the Executive’s termination of employment shall be paid to the Executive in a single lump sum on the first day of the first month commencing on or after the six month anniversary of the Executive’s termination of employment (without regard to whether such date falls after August 1, 2008). If the Executive dies before receiving all of the payments provided for under the preceding two sentences, and his Wife survives him, then without regard to whether his death falls prior to the six month anniversary of his termination of employment, his Wife shall receive (x) commencing on the first day of the first month following the Executive’s death, any remaining monthly payments and (y) as soon as practicable following the Executive’s death, any lump sum payment described in the preceding sentence; provided that the Executive’s Wife shall only be entitled to receive a pro-rata portion of such lump sum amount, if any, based on the total number of days that had elapsed between the Executive’s termination of employment and the date of his death.
          (B) Payments After Age 55. The monthly benefit amount will be equal to 1/12 of the Contractual Benefit Base less the sum of (I) the Retirement Plan Benefit, (II) the ERP Tophat Benefit and (III) the ERP Supplemental Benefit (all expressed as a single life annuity for the Executive (the “Monthly Benefit”)) beginning on the later of the first day of the first month following the six month anniversary of the Executive’s termination of employment and September 1, 2008, and will be payable as follows:
(i) If the Executive is not married to his Wife on the date benefit payments begin under this Section 2(b)(ii)(B), an amount equal to the Monthly Benefit will be paid to the Executive commencing on the later of the first day of the first month following the six month anniversary of the Executive’s termination of employment and September 1, 2008, and continuing each month through the month that contains his date of death.
(ii) If the Executive is married to his Wife on the date benefits begin under this Section 2(b)(ii)(B), the Monthly Benefit will be paid in the form of a joint and 50% survivor annuity, with the 50% survivor benefit payable to his Wife, if she survives him. The amount to be paid each month will be such that it is actuarially equivalent, using the actuarial equivalence factors then used under the Retirement Plan, to the benefit that would be payable to the Executive if he was unmarried. For the avoidance of doubt, if the Executive dies after termination of employment but prior to the date that benefits first become payable under this Section 2(b)(II)(B)(ii), and Executive was married to his Wife at the time of his death, the Executive’s Wife shall be entitled to receive on the later of the date of the Executive’s death and September 1, 2008 (x) the 50% survivor benefit described above and (y) a pro-rata portion of the lump sum amount that the Executive would have become entitled to receive pursuant to Section 2(b)(II)(B)(iii) below, if any, based on the total number of days that had elapsed between the Executive’s termination of employment and the date of his death.
(iii) In addition to any other amounts payable to the Executive under Section 2(b)(ii)(B) hereof, any amounts that would have otherwise been payable to the Executive under Section 2(b)(ii)(B) had the payments hereunder commenced on the later of September 1, 2008 or the first day of the month following Executive’s termination of employment shall be paid to the Executive in a single lump sum on the day that the first Monthly Benefit is actually payable to him under Section 2(b)(ii)(B).
(C) End of Payments. For the avoidance of doubt, no payments will be made under this Agreement after the death of the later to die of the Executive and his Wife.”
Section 1.2 Amendment to Section 11. Section 11 of the Retirement Agreement is hereby amended by adding the following sentence to the end thereof:
          “For the avoidance of doubt, all amounts payable hereunder are intended to comply with Section 409A of the Code and no party hereto shall take any action under this Agreement which would result in the imposition of an additional tax under Section 409A of the Code on the Executive.”
ARTICLE II
ADDITIONAL PROVISIONS
          Section 2.1 Entire Agreement. This Amendment, together with the Retirement Agreement, constitutes the entire agreement between the parties hereto with respect thereto. Except as expressly amended hereby, the Retirement Agreement shall remain in full force and effect.
          Section 2.2 Counterparts. This Amendment may be executed in one or more counterparts that, together, shall constitute one and the same Amendment.
Signature Page Follows

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Retirement Agreement as of the first date written above.

NATIONAL FUEL GAS COMPANY

By:	/s/ P. C. Ackerman

Name:	P. C. Ackerman
Title:	Chairman of the Board,
President & Chief Executive
Officer

NATIONAL FUEL GAS DISTRIBUTION CORPORATION

By:	/s/ P. C. Ackerman

Name:	P. C. Ackerman
Title:	Chairman of the Board

EXECUTIVE

/s/ David F. Smith

DAVID F. SMITH

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